UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 1, 2011
Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Dunnigan Drive Suffern, New York 10901 (Address of principal executive offices, including zip code)

(845) 369-4500 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 1, 2011, Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), completed its previously announced reorganization pursuant to the Agreement and Plan of Reorganization dated as of August 20, 2010 (the “Reorganization Agreement”), by and among Ascena, The Dress Barn, Inc., a Connecticut corporation (“dressbarn”), and DB Merger Corp., a Connecticut corporation (“MergerCo”). The Reorganization Agreement was approved and adopted by dressbarn’s shareholders at dressbarn’s annual meeting of shareholders, which was held on December 17, 2010, and by dressbarn as the sole stockholder of Ascena.

The Reorganization Agreement provided for the merger (the “Merger”) of dressbarn with MergerCo, with dressbarn surviving the Merger as a wholly owned subsidiary of Ascena, and the conversion of each share of common stock, par value $0.05 per share (“dressbarn Common Stock”), of dressbarn, issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (“Ascena Common Stock”), of Ascena. In addition, each outstanding option to purchase or other right to acquire shares of dressbarn Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Ascena Common Stock. Pursuant to the Reorganization Agreement, immediately following the Merger, dressbarn distributed the stock of its subsidiaries, Maurices Incorporated, a Delaware corporation (“maurices”), and Tween Brands, Inc., a Delaware corporation, which operates the Justice brand (“Tween Brands”), to Ascena (the Merger and such distribution, collectively, the “Reorganization”). As a result of the Reorganization, Ascena now owns dressbarn, maurices and Tween Brands as sister subsidiaries.

Upon completion of the Reorganization, Ascena, a Delaware corporation, replaced dressbarn, a Connecticut corporation, as the publicly held corporation, and the holders of dressbarn Common Stock now hold the same number of shares and same ownership percentage of Ascena as they held of dressbarn immediately prior to the Reorganization. As of January 3, 2011, shares of Ascena Common Stock commenced trading on the NASDAQ Global Select Market under the symbol “ASNA”.

The directors and executive officers of Ascena immediately following the Reorganization are the same individuals who were directors and executive officers, respectively, of dressbarn immediately prior to the Reorganization.

Upon completion of the Reorganization, Ascena Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Ascena is the successor issuer to dressbarn.

The foregoing description of the Reorganization Agreement is not complete and is qualified in its entirety by reference to the Reorganization Agreement, a copy of which was filed as Exhibit 2.1 to each of Ascena’s and dressbarn’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 20, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Indemnification Agreements

On January 1, 2011, Ascena entered into indemnification agreements (each, an “Indemnification Agreement”) with each of members of the board of directors of Ascena, Armand Correia, Executive Vice President and Chief Financial Officer, and Gene L. Wexler, Senior Vice President, General Counsel and Assistant Secretary. The Indemnification Agreements supplement the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and By-Laws and Delaware law in providing certain indemnification rights to these individuals. The Indemnification Agreements provide, among other things, that Ascena will indemnify these individuals to the fullest extent permitted by Delaware law and to any greater extent that Delaware law may in the future permit, including the advancement of attorneys’ fees and other expenses incurred by such individuals in connection with any threatened, pending or completed action, suit or other proceeding, whether of a civil, criminal, administrative, regulatory, legislative or investigative nature, relating to any occurrence or event before or after the date of the Indemnification Agreements, by reason of the fact that such individuals is or were directors or officers of Ascena, subject to certain exclusions and procedures set forth in the Indemnification Agreements.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On January 3, 2011, dressbarn issued a press release relating to the Reorganization. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

3.1	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Ascena Retail Group, Inc.
10.1	Form of Indemnification Agreement
99.1	Press Release, dated January 3, 2011, issued by The Dress Barn, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: January 3, 2011	By:	/s/ David R. Jaffe

Name: David R. Jaffe
Title: President and Chief Executive Officer